CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

Evergreen Select Equity Trust

We consent to the use of our reports dated September 22, 2006 for the Evergreen Disciplined Small-Mid Value Fund, Evergreen Disciplined Value Fund, Evergreen Equity Income Fund, Evergreen Fundamental Large Cap Fund, Evergreen Large Cap Value Fund, Evergreen Small Cap Value Fund and Evergreen Special Values Fund, each a series in the Evergreen Equity Trust and Evergreen Equity Index Fund, a series in the Evergreen Select Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 27, 2006